ADMINISTRATIVE SERVICES AGREEMENT

     AGREEMENT, made this 1st day of May, 1996, by and between The Park Avenue Portfolio, a business trust organized under the laws of the Commonwealth of Massachusetts (the "Portfolio"), which is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets (any such series being referred to as a "Fund"), and Guardian Investor Services Corporation, a New York corporation ("GISC").

     In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

     1. The Portfolio hereby appoints GISC to provide information and administrative services for the benefit of the Portfolio and its shareholders. In carrying out its duties and responsibilities, GISC shall provide such office space and equipment, telephone facilities and personnel as is necessary or beneficial for providing information and services to shareholders of the Portfolio. Such services and assistance may include, but are not limited to, maintaining shareholder accounts and records, answering routine inquiries regarding the Portfolio and its features, assisting shareholders with shareholder transactions, processing purchase and redemption transactions, assisting shareholders in changing dividend and investment options, account designations and addresses, and such other services as the Portfolio may reasonably request. In this regard, GISC shall enter into related agreements with other broker-dealers or other financial service firms such as banks (the "Firms") that provide such services and facilities for their customers who are shareholders of the Fund ("Customers").

     GISC accepts such appointment and agrees to render such services and to assume the obligations herein set forth for the compensation herein provided. GISC shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Portfolio in any way or otherwise be deemed an agent of the Portfolio. GISC, by separate agreement with the Portfolio, may also serve the Portfolio in other capacities. In carrying out its duties and responsibilities hereunder, GISC will appoint various Firms to provide administrative and other services described herein directly to or for the benefit of their Customers. Such Firms shall at all times be deemed to be independent contractors retained by GISC and not the Portfolio. GISC and not the Portfolio will be responsible for the payment of compensation to such Firms for such services.

     2. For the services and facilities described in Section 1, the Portfolio will pay to GISC at the end of each calendar month an administrative service fee as set forth on Schedule A hereto. For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during such month and year, respectively. The services of GISC to the Portfolio under this Agreement are not to be deemed exclusive, and GISC shall be free to render similar services or other services to others.

     The net asset value for each share of each Fund of the Portfolio shall be calculated in accordance with the provisions of the Portfolio's current prospectus. On each day when net asset value is not calculated, the net asset value of a share of the each Fund of the Portfolio shall be deemed to be the net asset value of such a share as of the close of business on the last day on which such calculation was made for the purpose of the foregoing computations.

     3. The Portfolio shall assume and pay all charges and expenses of its operations not specifically assumed or otherwise to be provided by GISC under this Agreement.

     4. The Agreement may be terminated at any time without the payment of any penalty by the Portfolio or by GISC on sixty (60) days written notice to the other party. Termination of this Agreement shall not affect the right of GISC to receive payments on any unpaid balance of the compensation described in Section 2 hereof earned prior to such termination. All material amendments to this Agreement, including any increase in fees, must be approved by vote of the Board of Trustees of the Portfolio. This Agreement may not be assigned without the consent of the Portfolio.

     5. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

     6. Any notice under this Agreement shall be in writing, addressed and delivered and mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

     7. All parties hereto are expressly put on notice of the Portfolio's Declaration of Trust and all amendments thereto, all of which are on file with the Secretary of The Commonwealth of Massachusetts, and the limitation of shareholder and trustee liability contained therein. This Agreement has been executed by and on behalf of the Portfolio by its representatives as such representatives and not individually, and the obligations of the Portfolio hereunder are not binding upon any of the trustees, officers or shareholders of the Portfolio individually but are binding upon only the assets and property of each respective Fund.

                                      2-18

     8. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of New York (except as to Section 7 hereof, which shall be construed in accordance with the laws of The Commonwealth of Massachusetts).

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.



THE PARK AVENUE PORTFOLIO             GUARDIAN INVESTOR SERVICES
                                              CORPORATION


By:_______________________________       By: ________________________________


Title:____________________________       Title:______________________________


                                      2-19

                                   SCHEDULE A

                  Fund                       Administrative Service
                  -----                      ----------------------
                                                    Fee Rate
                                                    --------

The Guardian Baillie Gifford International Fund       0.25%
The Guardian Investment Quality Bond Fund             0.25%
The Guardian Tax-Exempt Fund                          0.25%
The Guardian Asset Allocation Fund                    0.25%
The Guardian Cash Management Fund                     0.25%
The Guardian Park Avenue Fund                         0.25% of those fund assets
                                                            for which a "dealer
                                                            of record" has been
                                                            designated


Dated_______________________________



THE PARK AVENUE PORTFOLIO             GUARDIAN INVESTOR SERVICES
                                                CORPORATION


By:_______________________________       By: ________________________________


Title:____________________________       Title:______________________________